Exhibit 10.2

CONFIDENTIAL GENERAL RELEASE AND SEparation AGREEMENT

This Confidential General Release and Separation Agreement (hereinafter “Agreement”), is entered into between Louis Ploth (“Employee”) and Moleculin Biotech, Inc., a Delaware corporation (the “Company”).

WHEREAS, Employee’s tenure as Chief Financial Officer of the Company ended on August 21, 2016, and Employee’s employment with the Company terminated on August 31, 2016 (the “Termination Date”); and

WHEREAS, Employee and the Company desire to enter into this Agreement in consideration for the severance payment and benefits set forth below.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, Employee and the Company agree as follows:

1.           Effective as of August 19, 2016, Employee’s tenure as Chief Financial Officer of the Company was terminated. From the period from August 19, 2016 through his Termination Date, Employee continued as an employee of the Company and provided services to assist with the transition of his responsibilities to the successor Chief Financial Officer.

2.           In consideration for Employee entering into this Agreement, the Company will provide Employee with the following benefits:

a.	The Company will pay Employee severance payments of $100,000 in the aggregate payable in equal monthly installments, in the normal payroll payment manner over the 12 month period following the Termination Date, provided the initial payment shall be on October 15, 2016, which payment shall provide for all payments due after the Termination Date and prior to such date. Employee will not be expected to provide any additional services for such severance payments. In the event the Company fails to make any of the payments required by this Section 2.a or by 2.c below by the time specified in this Agreement, after receipt by the Company from Employee of written notice of such failure and after the expiration of a five-day cure period with respect to such failure, all of Employee’s obligations under this Agreement shall immediately terminate, and all releases and waivers provided by Employee under this Agreement, including but not limited to those under Section 3, shall be deemed terminated and void ab initio.

b.	Employee will become vested in 50,000 shares of the Stock Option granted to him on December 10, 2015 under the Company’s 2015 Stock Plan, and he will have until May 31, 2020 in which to exercise such vested portion in accordance with the terms of the Plan and related award agreement. This Agreement shall serve as an amendment to the Non-Qualified Stock Option Agreement dated December 10, 2015 with Louis Ploth. The Company will use its commercially reasonable efforts to assist Employee in transferring shares of the Company’s common stock he receives from the exercise of such Stock Option by, among other things, promptly communicating with its transfer agent and by using its commercially reasonable efforts to have any instruction letter or legal opinion required by the transfer agent for the transfer of such shares to be delivered to the transfer agent in a prompt manner, to the extent permitted by law and in accordance with any lock-up agreement entered into by Employee.

c.	The Termination Date shall be considered a “qualifying event” as such term is defined in Title I, Part 6 of the Employee Retirement Income Security Act of 1974 (“COBRA”), and any continued coverage by Employee, his spouse or eligible dependents under the Company’s group health plan after the Termination Date shall be considered COBRA coverage. For the eleven months beginning October 1, 2016, the Company shall either pay Employee $1,496.99 per month (regardless of whether Employee elects COBRA coverage) or his COBRA payment on his behalf.

d.	Employee acknowledges that he is not otherwise entitled to the benefits described above, and that such benefits are available to Employee only if Employee executes and does not revoke this Agreement. Payments of severance described in 2(a) above will begin on the first payroll following the expiration of the revocation period described in Section 7 of this Agreement, and any payment that would have been made prior to such expiration date will be included in the first payment made to Employee. The Stock Option vesting described in 2(b) above will occur on the first day following the expiration of the revocation period described in Section 7 of this Agreement.

3.           In consideration of the agreement of the Company to provide Employee with the severance pay and other consideration as set forth in this Agreement:

a.	Employee, individually and on behalf of his heirs, legal representatives and assigns, does hereby release and forever discharge the Company and the Released Parties (as defined in Section 1(b)) with respect to any waivable claim, damage, cost, debt, demand, suit, cause of action and liability of any kind or nature whatsoever, including but not limited to attorneys’ fees, whether known or unknown, fixed or contingent, that Employee ever had or may now or hereafter have or claim to have or incur as a result of any matter whatsoever, including but not limited to any and all claims which he, or anyone acting through him or on his behalf, may have relating to his employment or cessation of employment with the Company, whether now known or later discovered.

b.	The Released Parties include: (i) the Company (ii) all current and former Company parents, subsidiaries, related companies, affiliates, partnerships or joint ventures, and (iii) with respect to each entity set forth in (i) and (ii) above, their predecessors, successors, current and former employees, officers, directors, managers, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, and fiduciaries of such programs).

c.	This general release includes but is not limited to claims arising out of or in connection with (i) Employee’s employment relationship with the Released Parties; (ii) any allegation that one or more of the Released Parties wrongfully or unlawfully terminated Employee’s employment or discharged Employee; (iii) any allegation of violation of Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Worker’s Adjustment and Retraining Notification Act; (iv) any allegation of defamation, intentional or negligent infliction of emotional distress, workplace harassment or discrimination, retaliation, whistleblowing, invasion of privacy, violation of public policy, negligence or any other tort; (v) any allegation of a breach of any contract of employment, express or implied, or of a violation of any Company policy or procedure, of the provisions of the Constitution of the United States or the constitution of any state, or of any other law, rule, regulation or ordinance pertaining to employment; and/or the termination of employment; and/or (vi) any other statutory or common law cause of action.

d.	Nothing in this Agreement shall be interpreted as interfering with the right to file, assist or participate in a claim that cannot be waived. Further, nothing shall be interpreted as interfering with the right to file, assist or participate in a charge with the Equal Employment Opportunity Commission, or other administrative agency with jurisdiction; however, even if Employee has such a right, Employee agrees that he shall not obtain, and hereby waives his right to, any monetary or other individual relief for any claim or liability released in this Agreement.

e.	Nothing contained herein shall purport to waive or otherwise affect any of Employee’s rights or claims that may arise after Employee signs this Agreement.

f.	Employee affirms that after his receipt of the salary he has earned through the Termination Date, Employee will have received all compensation to which he may be entitled, except as set forth in Section 2 above. Employee represents that he is not aware of any facts on which a claim under the Fair Labor Standards Act or under applicable state minimum wage or wage payment laws could be brought.

4.           Employee acknowledges and understands that he waives any right or claim to reinstatement to any position with the Company or the Released Parties and agrees that he will not seek or apply for employment with the Company or the Released Parties as an employee, contractor, consultant or in any other capacity.

5.           It is understood that this Agreement does not constitute an admission of liability on the part of the Company or the Released Parties by whom any liability is expressly denied, but is made to terminate any controversy or potential controversy with respect to Employee’s employment and the cessation of Employee’s employment with the Company.

6.           Each of Employee and Company agrees, and the Company agrees to cause its officers to agree, that he, it or they will not make, or cause to be made, any disparaging, negative or adverse statements whatsoever, whether in public or private, and whether written, oral, on social media or otherwise, concerning any of the Released Parties or the Employee.

7.           Employee understands that he has the right under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act to consider this Agreement for a period of 21 days. If Employee decides to sign this Agreement prior to the end of the 21 day period, he does so knowingly and voluntarily and without inducement by the Released Parties, or any agent or employee of any of the Released Parties, through fraud, coercion, misrepresentation or a threat to withdraw or alter the Released Parties’ offer, prior to the expiration of the 21 day time period.

8.           Employee understands that this Agreement is revocable by Employee for seven calendar days following Employee’s signing of this Agreement, and that this Agreement shall not become effective or enforceable until that revocation period has expired. Employee understands that to revoke this Agreement he must send a signed written revocation within seven days of signing this Agreement. Employee understands and agrees that this Agreement shall automatically become enforceable and effective on the eighth day after Employee signs it so long as Employee has not revoked Employee’s signature in the manner prescribed herein. Should Employee exercise Employee’s right to revoke Employee’s signature within the seven day period following the signing of this Agreement, Employee understands and agrees that this Agreement is null and void and Employee will not receive the severance payments or benefits set forth in Section 2.

The signed Agreement and any revocation thereof must be sent via certified mail or overnight delivery to:

Walter Klemp, Acting Chief Executive Officer

2575 West Belfort, Suite 333

Houston, TX 77054

with a copy to:

Cavas S. Pavri

Schiff Hardin LLP

100 N. 18th Street, Suite 300

Philadelphia, PA 19103

Employee agrees to keep the fact, terms and conditions of this Agreement completely confidential, and that, except as required by law, Employee shall not disclose any information concerning this Agreement to anyone other than Employee’s lawyer, spouse, and tax advisor(s), who will be informed of and bound by this confidentiality clause.

9.           The terms of this Agreement are contractual and not a mere recital and cannot be changed except by written agreement of the parties.

10.         This Agreement represents the entire agreement of the parties and supersedes any previous understandings or agreements, oral or written, except that Employee understands and agrees that this Agreement does not supersede any confidentiality, noncompete or nonsolicit agreements or obligations Employee may be subject to relating to the Company.

11.         This Agreement, and each and every term and provision hereof, shall be construed in accordance with the laws of the State of Texas. If any provision of this Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall, in such event, be construed as if such invalid and/or unenforceable provision had never been contained herein.

12.         Employee acknowledges that Employee has carefully and fully read this Agreement prior to signing it. Employee also acknowledges that Employee has been advised by the Company to consult with an attorney of Employee’s choice, and at Employee’s expense, prior to signing this Agreement and has signed this Agreement knowingly, voluntarily and freely, and with such counsel as Employee deems appropriate.

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THIS AGREEMENT INCLUDES A WAIVER AND RELEASE — READ BEFORE SIGNING

You are advised to consult with an attorney prior to signing this Agreement. You have a period of 21 days in which to consider this Agreement. The 21-day period starts on October 5, 2016. If you do not sign and return this Agreement to the Company within this 21-day period, you will not receive any severance benefits described in Paragraph 2 of this Agreement. Following your execution of the Agreement, you will have a 7-day period in which to revoke your acceptance of this Agreement by giving written notice to the Company. If you choose not to revoke, this Agreement will then become effective and enforceable on the 8th day following the date you execute and deliver this Agreement.

EMPLOYEE		MOLECULIN BIOTECH, INC.

/s/ Louis Ploth		By:	/s/ Walter Klemp
Name:	Louis Ploth Jr.	Its:	CEO

Dated:	10/7/16	Dated:	10/8/16